Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN

PARTHUS TECHNOLOGIES AND DSP GROUP ANNOUNCE RECEIPT OF FAVOURABLE IRS RULING

Dublin and Santa Clara, Calif. – 15 July 2002—Parthus Technologies plc (“Parthus”) (LSE: PRH, Nasdaq: PRTH), DSP Group, Inc. (“DSPG”) (Nasdaq: DSPG) and Ceva, Inc. (“Ceva”) jointly announce that DSPG has now received a ruling from the United States Internal Revenue Service that the contribution of the DSP cores licensing business of DSPG to Ceva and the distribution of the shares of Ceva to the stockholders of DSPG will be treated as a tax-free transaction for United States federal income tax purposes.

This ruling satisfies the final pre-condition of the proposed combination of Parthus with Ceva, announced on 5 April 2002 (“Combination”). Accordingly, it is expected that formal documentation in relation to the Combination will be dispatched to Parthus shareholders in early August 2002, with completion of the Combination expected during Q3 2002.

The Combination is to be effected by a scheme of arrangement (“Scheme”) and is subject to, inter alia, the approval of the Scheme by shareholders of Parthus and the sanction of the Scheme by the High Court in Dublin.

Enquiries:

Parthus Technologies plc Elaine Coughlan Barry Nolan	Tel: +353 1 402 5700

DSP Group, Inc. Yaniv Arieli, Investor Relations	Tel: +1 408 986 4423

Financial Dynamics James Melville-Ross/Ben Way	Tel. +44 20 7831 3113

The directors of Parthus accept responsibility for the information contained in this announcement relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Parthus (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of DSPG and the directors of Ceva accept responsibility for the information contained in this announcement other than that relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of DSPG and Ceva (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Goldman Sachs International is acting for Parthus and no one else in connection with the Merger, the Scheme and the Capital Repayment (as such terms were defined for the purposes of the announcement of the Merger made on 5 April 2002) and will not be responsible to any other person for providing the protections offered to clients of Goldman Sachs International, or for providing advice in relation to the Merger, the Scheme and the Capital Repayment.

Morgan Stanley & Co. Limited is acting for DSPG and Ceva and no one else in connection with the Merger and the Scheme and will not be responsible to anyone other than DSPG and Ceva for providing the protections offered to clients of Morgan Stanley, nor for providing advice in relation to the Merger and the Scheme.

This announcement does not constitute an offer to sell or issue, or a solicitation of any offer to purchase or subscribe for any shares in DSPG, Ceva or Parthus nor shall it form the basis of, or be relied upon in connection with, any contract for such purchase or subscription. No representation or warranty, express or implied, is made or given by DSPG, Ceva or Parthus as to the accuracy or completeness of the information or the opinions contained in this announcement and no liability is accepted for any such information or opinions.

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